Exhibit 99.2

August 18, 2023

To: TROOPS, Inc. (the “Company”)

21/F, 8 Fui Yiu Kok Street,

Tsuen Wan, New Territories,

Hong Kong

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with the Company’s shelf registration statement on Form F-3 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended of a prospectus (the “Prospectus”) in connection with an offering by the Company of up to an aggregate principal amount of US$100,000,000 from time to time, on a delayed or continuous basis, separately or in any combination in one or more series of:

(i)            ordinary shares of par value US$0.004 per share of the Company (the “Ordinary Shares”) or preferred shares of par value US$0.001 per share of the Company (the “Preferred Shares”);

(ii)           debt securities which may be convertible into or exchangeable for Ordinary Shares or Preference Shares or other debt securities as set out in one or more indentures to be made between the Company and a trustee to be named therein (as applicable) (the “Debt Securities”);

(iii)          warrants to purchase Ordinary Shares or Preference Shares as set out in in one or more warrant agreements relating to the warrants to be made between the Company and a warrant agent (the “Warrants”);

(iv)          rights to purchase Securities as set out in one or more separate rights agent agreements to be made between the Company and one or more banks, trust companies or other financial institutions, as rights agent (the “Rights”); and

(v)           units as set out in one or more unit agreements to be made between the Company and one or more unit agents consisting of any combination of Debt Securities, Warrants and/or Rights (the “Units” and together with the Debt Securities, the Warrants and the Rights, the “Non-Equity Securities” and collectively with the Ordinary Shares and Preferred Shares, the “Securities”) as described in the Registration Statement (the “Offering”).

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction of the documents as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Entity (as defined below), the Company and appropriate representatives of the Company. In delivering this opinion, we have made the following assumptions:

(a)	that all documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the documents submitted to us are genuine;

(b)	that all corporate minutes, resolutions and documents of or in connection with the PRC Entity (as defined in the below) as they were presented to us are true, accurate, complete;

(c)	that the documents and the corporate minutes and resolutions which have been presented to us still exist, remain in full force and effect as of the date hereof and have not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action, except as noted therein;

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by the Company and the PRC Entity, including all factual statements in the documents and all other factual information provided to us by the Company and the PRC Entity, and the statements made by the Company, the PRC Entity and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	that all parties to the documents provided to us in connection with this opinion, other than the PRC Entity, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the PRC Laws.

Except to the extent expressly set forth herein or as we otherwise believe to be necessary to this opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Entity or the rendering of this opinion.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the PRC Laws and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission.

“CAC”	Means the Cyberspace Administration of China.

“Government Agency” or “Government Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Measures for cybersecurity Review”	means the Cybersecurity Review Measure jointly promulgated by the CAC, together with other authorities on December 28, 2021, which became effective on February 15, 2022.

“PRC Entity”	means Beijing Sgoco Image Technology Co., Ltd., which is a company incorporated under the PRC Laws.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. Under the Trial Measures, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The Trial Measures provides that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China.

In view of the above and based on our understanding of the current PRC Laws, the Offering does not constitute an “indirect overseas offering and listing by PRC domestic companies”, and the Company is not required to complete the filing procedures as stipulated by the Trial Measures because the Company meets neither of the above criteria.

2.	To the best of our knowledge after due and reasonable inquiry and as confirmed by the Company, during 2020, 2021 and as of the date of this Opinion, (i) the Company has no active operating subsidiary in mainland China; (ii) the Company has no business operations in mainland China and therefore, do not collect any personal information in mainland China; (iii) neither the Company nor its PRC Entity is recognized as an “operator of critical information infrastructure” or “network platform operator” controlling personal information of no less than one million users by any Government Agencies; and (iv) neither the Company nor its PRC Entity has been involved in any investigations initiated by the CAC, or received any inquiry, notice, warning, or sanction in such respect.

In view of the above and based on our understanding of the current PRC Laws, neither the Company nor its PRC Entity is required to obtain permission from the CAC, to conduct its operations and the Offering. However, since the Measures for Cybersecurity Review was recently adopted, and there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC Laws, overseas securities offerings and other capital markets activities, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

The foregoing opinion is further subject to the following qualifications:

(a)	this opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above;

(b)	this opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. The PRC Laws involve uncertainties in their interpretation and implementation, which are subject to the discretion of the Governmental Agencies or the PRC courts;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)	this opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, are subject to the discretion of the competent Governmental Agency.

(e)	this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

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